Exhibit 10.1

CHANGE ORDER FORM
East Meter Piping Tie-ins

PROJECT NAME: Sabine Pass LNG Stage 2 Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: December 20, 2012	CHANGE ORDER NUMBER: CO-00019 DATE OF CHANGE ORDER: August 26, 2015

The Agreement between the Parties listed above is changed as follows:

1.
Parties agree Bechtel will perform the engineering, procurement, and construction of the 36” East Meter Pipe tie-in to the existing feed gas piping at Stages 1 and 2, as identified in Exhibit A. The scope of work excludes the 36” East Meter Pipe which shall be installed underground by SPL, hydro-tested, capped, buried and maintained under positive nitrogen pressure. The scope of work will also exclude the procurement of three (3) 36” control valves: HV-11122; XV-11120; XV-11121 which were procured by SPL and will be free-issued to Bechtel.

2.	The overall cost breakdown for this Change Order is detailed in Exhibit B.

3.	Schedule C-1 (Milestone Payment Schedule) of Attachment C of the Agreement will be amended by including the milestone(s) listed in Exhibit C of this Change Order.

Adjustment to Contract Price

The original Contract Price was	$3,769,000,000
Net change by previously authorized Change Orders (#0001-00018)	$26,387,014
The Contract Price prior to this Change Order was	$3,795,387,014
The Contract Price will be increased by this Change Order in the amount of	$4,912,762
The new Contract Price including this Change Order will be	$3,800,299,776

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified): No impact to Project Schedule.

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Adjustment to Payment Schedule: Yes. See Exhibits B and C.

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: /s/ JJ Contractor /s/ EL Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ JT Jackson
Owner	Contractor
Ed Lehotsky	JT Jackson
Name	Name
VP LNG Projects	Sr. Vice President
Title	Title
9/15/15	8-26-15
Date of Signing	Date of Signing